                                  EXHIBIT 11


                           GRAPHIC INDUSTRIES, INC.
                       COMPUTATION OF EARNINGS PER SHARE

                                            THREE MONTHS ENDED            SIX MONTHS ENDED
                                                 JULY 31,                     JULY 31,
                                         ------------------------     ------------------------
                                            1997          1996           1997          1996
                                         ----------    ----------     ----------    ----------
Net income (loss)                        $2,872,447    $2,386,230     $6,825,511    $  (22,819)

Add interest on 7% convertible
  subordinated debentures(2)                203,207       218,264        408,514       436,528
                                         ----------    ----------     ----------    ----------
     TOTAL                               $3,075,654    $2,604,494     $7,234,025    $  413,709
                                         ==========    ==========     ==========    ==========
Shares
  Primary (1)
    Weighted average shares
      outstanding                        11,940,471    11,626,471     11,867,635    11,586,385
  Fully Diluted
    Add conversion of common
      share equivalents                     186,861          -           186,861          -
    Add common shares
      applicable to assumed
      conversion of 7%
      convertible sub-
      ordinated debentures                1,190,954     1,279,200      1,197,108     1,279,200
                                         ----------    ----------     ----------    ----------
    Weighted average shares
      outstanding, as adjusted           13,318,286    12,905,671     13,251,604    12,865,585
                                         ==========    ==========     ==========    ==========

Primary earnings per share                  $.24          $.21            $.58          $ -
                                            ====          ====            ====          ====

Fully diluted earnings per
  share                                     $.23          $.20            $.55          $ - (3)
                                            ====          ====            ====          ====

(1) No significant dilutive common stock equivalents were outstanding in any year.
(2)  Net of income tax effect.
(3) Fully diluted earnings (loss) per share, as computed, were not dilutive and, therefore, equal primary earnings (loss) per share.